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                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                  ENSTAR INC.

                 The following Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereto:

                                ARTICLE 1.  NAME

                 The name of the corporation is ENStar Inc.

                         ARTICLE 2.  REGISTERED OFFICE

                 The address of the registered office of the corporation is 610 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota 55416.

                         ARTICLE 3.  AUTHORIZED SHARES

1. Authorized Shares.

                 The total number of shares of capital stock which the corporation is authorized to issue shall be 100,000,000 shares, consisting of 80,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). All shares of Common Stock of the Company outstanding as of the date filing of these Restated Articles of Incorporation shall have a par value of $.01 per share.

2.  Common Stock.

                 All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Subject to any preferential rights of holders of Preferred Stock, Holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors from time to time and of any distribution of the assets of the corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

3.  Preferred Stock.

                 The board of directors of the corporation is hereby authorized to provide, by resolution or resolutions adopted by such board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish





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the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by the Minnesota Business Corporation Act,
Section 302A.401, or any successor provision. Without limiting the generality of the foregoing, the board of directors is authorized to provide that shares of a class or series of Preferred Stock:

                 (a) are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the corporation or other property, at such times and in such amounts as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

                 (b) are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the corporation;

                 (c) are entitled to a preference with respect to any distribution of assets of the corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the corporation in such amount as is set forth in the board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;

                 (d) are redeemable or exchangeable at the option of the corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

                 (e) are entitled to the benefits of such sinking fund, if any, as is required to be established by the corporation for the redemption and/or purchase of such shares by the board resolutions establishing such class or series;

                 (f) are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;





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                 (g) are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

                 (h) are entitled to such voting rights, if any, as are specified in the board resolutions establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such board resolutions) at all times or upon the occurrence of specified events; and

                 (i) are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the rights and preferences of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the board resolutions establishing such class or series, and may incorporate by reference some or all of the terms of any agreements, contracts or other arrangements entered into by the corporation in connection with the issuance of such class or series, all to the full extent permitted by the Minnesota Business Corporation Act. Unless otherwise specified in the board resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the corporation.

                        ARTICLE 4.  NO CUMULATIVE VOTING

         There shall be no cumulative voting by the shareholders of the corporation.





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                        ARTICLE 5.  NO PREEMPTIVE RIGHTS

                 The shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the corporation.

                         ARTICLE 6.  BOARD OF DIRECTORS

                 The number of directors shall initially be five and, thereafter, shall be fixed from time to time by the board of directors or by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Common Stock of the corporation.

                 Newly created directorships resulting from any increase in the authorized number of directors or vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which a vote is held with respect to the class for which such director has been chosen. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

                    ARTICLE 7.  WRITTEN ACTION BY DIRECTORS

                 An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

                         ARTICLE 8.  DIRECTOR LIABILITY

                 To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.





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                           ARTICLE 9. INDEMNIFICATION

            The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the corporation) to the full extent permitted by the Minnesota Business Corporation Act.





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